EXHIBIT 99.2

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made as of February 28, 2006 (the “Effective Date”) by and between:

•	NF Treachers Corp., a Delaware corporation having its principal place of business at 1400 Old Country Road, Westbury, New York 11590 (“Licensor”); and

•	PAT Franchise Systems, Inc., a Delaware corporation having its principal place of business at 14 Penn Plaza, Suite 1305, New York, New York 10122 (“Licensee”).

RECITALS:

WHEREAS, on the same date as this Agreement is signed, Licensor and Licensee have entered into an agreement captioned the “Asset Purchase Agreement” (the “APA”) under which Licensee has sold, and Licensor has purchased, the IP Assets (defined below), on the terms and conditions set forth in the APA;

WHEREAS, the “IP Assets” that were sold to Licensor under the APA consist of, among other things, all of the intellectual property that is in any way associated with the “Arthur Treacher’s” brand, concept and franchise system, worldwide, which includes but is not limited to the “Arthur Treacher’s” name, trademarks, service marks, copyrights, patents, trade secrets, the rights under the Treacher Letter Agreement (defined below), and all other intellectual property whatsoever associated with the “Arthur Treacher’s” fish and chips concept, whether or not exploited in the past by Licensee or its predecessors, all as set forth in the APA;

WHEREAS, before the parties’ entry into the APA, Licensee operated, and licensed, the Arthur Treacher’s restaurant system to those System franchisees specified in Attachment A to this Agreement (the “PAT Direct Unit Franchisees”);

WHEREAS, before the parties’ entry into the APA, Licensee, on the one hand, and Nathan’s Famous Systems, Inc. (“NFSI”), NF Roasters Corp. (“NFR”), and Miami Subs USA, Inc. (“MSUSA”) (all affiliates of Licensor), on the other hand, were parties to a co-branding development agreement dated The letter agreement dated January 1, 2003, as amended February 4, 2003 (the “Co-Branding Agreement”) pursuant to which Licensee and one of NFSI, NFR, and/or MSUSA entered into separate participation agreements (the “Participation Agreements”) to permit certain franchisees of NFSI, NFR, and MSUSA (as well as those entities’ company-owned restaurants) operating NF Concept Restaurants the right to also operate under the Arthur Treacher’s name and to also sell Arthur Treacher’s products in their franchised NF Concept Restaurants (such NF Concept Restaurants in existence as of the date hereof being referred to herein as the “Co-Branded Units”);

WHEREAS, Licensor and Licensee have agreed that as part of the overall arrangement involving the transaction in which the parties agreed to the terms of the APA, Licensor would license back to Licensee the rights granted under this Agreement, which include, among other things, the right to sublicense and use certain of the IP Assets in connection with Licensee’s continued and uninterrupted management and operation of the PAT Direct Franchises and Licensee's maintenance and expansion of that system within the PFSI Market, all on the terms set forth herein; and

WHEREAS, Licensee and Licensor wish to enter into this Agreement, which will confer upon Licensee the rights set forth herein;

NOW, THEREFORE, in consideration of the mutual undertakings and commitments set forth herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.    GRANT

1.1. Grant and Acceptance. Subject to the other terms of this Agreement, Licensor grants to Licensee the right to use the Proprietary Marks and System (defined below) solely for the purpose of operating and authorizing third parties to operate Restaurants which are: (a) within the PFSI Market; and (b) in Non-Captive Market Locations and Shopping Malls. Licensee accepts this grant of rights and agrees that it shall use the Proprietary Marks and System only on the terms of this Agreement. The grant of rights under this Section 1.1 shall also apply to the PAT Direct Unit Franchisees under the terms specified below in Section 1.8.1.

1.2. Fees. Licensee shall not be required to pay any fees, royalties, or make any other payments to Licensor for the rights granted under this Agreement and/or the exercise of those rights by Licensee’s Unit Franchisees.

1.3. Limited Exclusivity. The grant of rights to use the Proprietary Marks and System, solely for the specific purposes described in Section 1.1 above, shall be exclusive during the term of this Agreement subject to the other terms of this Agreement (including but not limited to Sections 1.4, 1.5 and 1.6 below).

1.4. Development Schedule/Reversion of Sub-markets. If Licensee does not satisfy the Development Schedule for one or more of the Sub-markets comprising the Secondary PFSI Market, then for any such Sub-market as to which the Development Schedule has not been met, the rights granted to Licensee for such Sub-market shall revert to Licensor, such Sub-market shall no longer form part of the PFSI Market, and thereafter, Licensor shall have the sole right to operate and authorize other parties to operate Restaurants in that Sub-market. Nothing in this Section 1.4, however, shall negate, affect, or otherwise impact upon any rights already granted to a Unit Franchisee operating within the affected Sub-market by Licensee.

1.5. Shopping Malls. If Licensor has the opportunity to operate or authorize a third party to operate a Restaurant in a Shopping Mall within the PFSI Market, Licensor shall notify Licensee of the same. If, at the time of such notice, Licensee does not: (a) actually have a Restaurant already operating within such Shopping Mall (either as a company-owned or operated Restaurant or a Restaurant operated by a Unit Franchisee); or (b) have definitive plans to develop a Restaurant within such Shopping Mall; then Licensor shall be free to avail itself of such opportunity without liability or obligation to Licensee or its Unit Franchisees. (For the avoidance of any doubt, in no event will Licensee be considered to have “definitive plans” to develop a Restaurant within a particular Shopping Mall unless, at a minimum, Licensee has either: (a) begun and maintained ongoing bona fide negotiations with the landlord of said Shopping Mall (or a Unit Franchisee has done so); or (b) already submitted in writing to Licensor, for Licensor’s approval pursuant to Section 3 below, a specific location within such Shopping Mall and such information as Licensor may reasonably require concerning the prospective Unit Franchisee for such Shopping Mall location.) However, in exercising its rights under this Section 1.5, Licensor shall not knowingly infringe upon any PAT Direct Unit Franchisee's Protected Rights.

1.6. Reservation of Rights. All rights not expressly granted to Licensee under this Agreement are hereby reserved to Licensor. For the avoidance of any doubt, Licensee acknowledges that such reserved rights include, without limitation, each of the following and that Licensor is free to exercise the same without liability or obligation to Licensee and/or its Unit Franchisees; however, in exercising its rights under this Section 1.6, Licensor shall not knowingly infringe upon any PAT Direct Unit Franchisee's Protected Rights:

1.6.1. Licensor hereby reserves for itself and its designees the right to use the Proprietary Marks and System to operate NF Concept Restaurants containing co-branded Arthur Treacher’s operations anywhere within the PFSI Market (such co-branded operations to be included in a manner and extent substantially similar to which NFSI and MSUSA have, prior to the date hereof, included Arthur Treacher’s menu-line extensions in the Co-Branded Units);

1.6.2. Licensor hereby reserves for itself and its designees the right to operate Restaurants in Shopping Malls located within the PFSI Market in accordance with the provisions of Section 1.5 above;

1.6.3. Licensor hereby reserves for itself and its designees the exclusive right to use the Proprietary Marks and System for the purpose of operating Restaurants within Captive Market Locations in the PFSI Market;

1.6.4. Licensor hereby reserves for itself and its designees the exclusive right to use the Proprietary Marks and System for the purpose of selling and distributing Retail Products in the PFSI Market;

1.6.5. Licensor hereby reserves for itself and its designees the exclusive right to use the Proprietary Marks and System for the purpose of selling and distributing Branded Food Service Products in the PFSI Market (provided that such sales shall be made to operators of Non-Traditional Restaurants);

1.6.6. Licensor hereby reserves for itself and its designees the exclusive right to solicit large institutional foodservice operators with operations that are national in scope, and whose operations encompass both the PFSI Market and other markets (including but not limited to companies such as Aramark, HMS Host, Sodexho, Compass Group, Delaware North, and BAA);

1.6.7. Licensor hereby reserves for itself and its designees the exclusive right to use (or to decide not to use) the Proprietary Marks and/or System anywhere outside of the PFSI Market; and

1.6.8. In no event shall Licensor and/or its affiliates, nor shall any of their respective designees, be prevented from operating and/or authorizing third parties to operate restaurants under systems other than the System and/or using trademarks other than the Proprietary Marks (including but not limited to the NF Concept Restaurants), which restaurants may offer or sell products that are the same as, similar to, those offered from Restaurants operated under the System. Conversely, nothing in this Agreement shall be construed to prevent Licensee and/or its affiliates, nor shall any of their respective designees, from operating and/or authorizing third parties to operate restaurants under systems other than the System and/or using trademarks other than the Proprietary Marks (including but not limited to Pudgie’s Chicken, Wall Street Deli, and Burritoville), which restaurants may offer or sell products that are the same as, similar to, those offered from Restaurants operated under the System.

1.7. Restrictions on Licensee. In addition to any other provisions in this Agreement, Licensee agrees that:

1.7.1. It shall neither solicit any party or transaction, nor exercise or attempt to exercise, any right that is reserved to Licensor under this Agreement;

1.7.2. It shall not engage in the sale of Products other than through Restaurants;

1.7.3. It shall not use, nor shall it license to any other party the right to use, the Proprietary Marks and/or System (except that Licensee may license the Proprietary Marks to a Unit Franchisee that is operating a Restaurant solely for the purpose of operating the Restaurant, at the location set forth in the Franchise Agreement, and under the terms and conditions of the Franchise Agreement); and

1.7.4. It shall not use, nor license to any other party the right to use, the Proprietary Marks and/or System for the purpose of operating a co-branded restaurant featuring the Proprietary Marks and/or System and another concept's trademarks and system.

1.8. PAT Direct Unit Franchisees and Co-Branded Units.

1.8.1. PAT Direct Unit Franchisees. During the term of this Agreement, except as otherwise provided herein, Licensor shall not preclude the continued operation of, and use of the Proprietary Marks and System by, the PAT Direct Unit Franchisees that are still in operation as of the Effective Date (nor shall Licensor preclude Licensee from allowing Direct PAT Unit Franchisees to renew their Franchise Agreements to the extent such Franchise Agreements allow for such renewal rights). Notwithstanding the foregoing or anything to the contrary contained herein, Licensee agrees that it will not, without first obtaining Licensor’s written consent, amend, extend or otherwise alter any Franchise Agreement concerning any PAT Direct Unit Franchisee which is located outside the PFSI Market or located in a Captive Market Location within the PFSI Market (and Licensee will immediately notify Licensor in the event that any such Franchise Agreement expires or is terminated for any reason). Furthermore, Licensee represents and warrants to Licensor that Licensee has not granted any Protected Rights other than as expressly noted and described in the column marked “Radius Restriction” in Attachment A to this Agreement.

1.8.2. Co-Branded Units.

1.8.2.1. The Co-Branding Agreement is terminated upon the Effective Date, and Licensee shall have no further rights thereunder, nor any right or entitlement to (and neither Licensor, NFSI, MSUSA or any of their respective franchisees shall have further obligation to pay) any fees, royalties, rebates or other consideration in connection with the Co-Branded Units (except as otherwise provided in Section 4.3 below).

1.8.2.2. Licensee hereby assigns to Licensor all of its future right, title, and interest in and to all of the Participation Agreements. In connection with such assignment, Licensor assumes all of Licensee’s obligations arising under the Participation Agreements from and after the Effective Date (it being expressly understood that Licensee shall remain solely responsible for all of such obligations arising prior to the Effective Date and that it shall indemnify and hold Licensor harmless in connection with same). The parties agree that they will sign, and that Licensor will cause its affiliates to sign, the Letter Agreement in the form specified in Attachment C to this Agreement to implement this clause.

1.9. Definitions. The following terms shall have the following meanings as used in this Agreement:

1.9.1. “Branded Food Service Products” means products sold: (a) under and/or in conjunction with the Proprietary Marks; (b) at a food service location by a food service operator that is not a Unit Franchisee or a franchisee or licensee of Licensor’s; (c) in a fully cooked or prepared state for on-site or take-away consumption by the customer.

1.9.2. “Captive Market Locations” means locations, other than “Shopping Malls” (as defined below), where the primary reason that patrons enter that environment is not to frequent food service establishments, and includes, among other things: airports; book stores; bus stations; department stores and big-box retain environments (such as Wal-Mart, Target, and similar stores); factories; government facilities; hospitals and other health-care facilities; military bases; recreational facilities and sports arenas; schools, colleges and other academic facilities; seasonal facilities (such as a state fair); supermarkets; theaters; train stations; and workplace cafeterias.

1.9.3. “Development Schedule” shall mean the schedule set out in Attachment B to this Agreement.

1.9.4. “Franchise Agreement” means the form of franchise agreement that Licensee uses to grant rights to a Unit Franchisee, subject to the provisions of Section 3 below.

1.9.5. “IP Assets” means the assets that were sold to Licensor under the APA, which among other things consist of the intellectual property that is in any way associated with the “Arthur Treacher’s” brand, concept and franchise system, worldwide, which includes but is not limited to the “Arthur Treacher’s” name, trademarks, service marks, copyrights, patents, trade secrets, the rights under the Treacher Letter Agreement (defined below), and all other intellectual property whatsoever associated with the “Arthur Treacher’s” fish and chips concept, whether or not exploited in the past by Licensee or its predecessors.

1.9.6. “Manuals” means the operating manuals for the System, which have been transferred to Licensor pursuant to the APA, and which Licensor shall have the right to revise as it deems fit from time to time.

1.9.7. “NF Concept Restaurant(s)” means a restaurant concept owned, operated, and/or licensed by Licensor and/or its affiliates, including but not limited to restaurants that are part of the Nathan’s Famous, Kenny Rogers Roasters, and/or Miami Subs systems.

1.9.8. “Non-Captive Market Locations” means traditional, street-level free-standing and in-line restaurant locations that: (a) are not contained within larger retail or other foot traffic generating environments; and (b) are not co-branded with other retail food service concepts.

1.9.9. “Non-Traditional Restaurants” include, but are not limited to, those operating at military bases, hotels, high school and college campuses, airports, train stations, travel plazas, toll roads, beaches, parks and other seasonal facilities, government buildings and establishments, prisons, hospitals, convenience stores, cafeterias, snack bars, trucks, casinos, sports or entertainment venues or stadiums, and retail restaurant locations being sublet under a lease to a master concessionaire, whether currently existing or constructed or established subsequent to the date hereof.

1.9.10. “Northern New York State” means all of the counties in the State of New York except for the following counties: Nassau, Suffolk, Queens, Kings, Richmond, New York, Bronx, Westchester, Rockland, Orange, Putnam, Sullivan, Ulster, Dutchess, Delaware, Greene, and Columbia.

1.9.11. “PFSI Market” means the Principal PFSI Market and the Secondary PFSI Market, taken together (subject to the provisions of Sections 1.4, 1.5, and 1.6 above).

1.9.12. “Principal PFSI Market” means the States of Indiana, Michigan, and Ohio, and the Commonwealth of Pennsylvania.

1.9.13. “Product(s)” means any proprietary item that is produced according to confidential methods, recipes, and/or formulas, and/or using such ingredients as are either confidential and/or trade secrets, that belong to (or are licensed by) Licensor.

1.9.14. “Proprietary Marks” means the trade names, service marks, trademarks, logos, emblems, and indicia of origin, including but not limited to the mark Arthur Treacher’s and such other trade names, service marks, and trademarks as are now designated (and may hereinafter be designated by Licensor in writing) for use in connection with the System.

1.9.15. “Protected Rights” means a protected area, restricted radius, or other form of “exclusivity” that Licensee has granted to a PAT Direct Unit Franchisee under the terms of that PAT Direct Unit Franchisee's Franchise Agreement that are in effect before the Effective Date, as detailed in Attachment A to this Agreement.

1.9.16. “Restaurant” means a business operating in a building that bears the interior and/or exterior trade dress typical of an Arthur Treacher's restaurant, using the Proprietary Marks, and operated under the System.

1.9.17. “Retail Products” means products branded with the Proprietary Marks which are sold through a non-Restaurant channel of distribution for off-site preparation and consumption by the customer. (Solely by way of example, “Retail Products” shall include products branded with the Proprietary Marks which are sold for off-site preparation and consumption through grocery-type channels (e.g., supermarkets, club stores, groceries, etc.) and/or direct-to-consumer channels (e.g., mail-order, the Internet, online, and television shopping channels, etc.).)

1.9.18. “Secondary PFSI Market” means the area comprised of each of the Sub-markets, taken together.

1.9.19. “Shopping Mall” means an enclosed shopping mall located inside the PFSI Market, which shopping mall is not otherwise connected to and/or part of a larger Captive Market Location. (Solely by way of example, a shopping mall located within an airport shall not be considered a “Shopping Mall” for the purposes of this Agreement, but rather such shopping mall shall be considered a “Captive Market Location” hereunder.)

1.9.20. “Sub-market(s)” means each of the District of Columbia, the State of Maryland, Northern New York State, and the Commonwealth of Virginia.

1.9.21. “System” means the format and the methods and techniques that relate to the establishment and operation of Restaurants and specializing in the sale of proprietary items, which currently include fish sandwiches and meals, as well as non-proprietary items such as beverages and related products that Licensor may periodically designate.

1.9.22. “Transfer” (as applied to Licensee) shall mean any attempt to sell, assign, transfer, convey, give away, subcontract, issue stock, sell securities, pledge, mortgage, or otherwise encumber any direct or indirect interest in the rights granted under this Agreement, in Licensee (including any direct or indirect interest in an entity that is the Licensee), or in substantially all of the assets of the Licensee (and, as applied to a Unit Franchisee, “Transfer” shall mean any attempt to sell, assign, transfer, convey, give away, subcontract, issue stock, sell securities, pledge, mortgage, or otherwise encumber any direct or indirect interest in the franchise, in the Franchise Agreement, or in the Unit Franchisee (including any direct or indirect interest in an entity that is the Unit Franchisee), or in substantially all of the assets of the Restaurant);

1.9.23. “Treacher Letter Agreement” means the agreement dated March 14, 1972 between Mr. Arthur V. Treacher and Ms. Virginia Josephine Treacher, and NFF Corp., as subsequently assigned by NFF Corp., and, through various intermediate transfers, to Licensee, before Licensee’s sale of the IP Assets to Licensor under the APA.

1.9.24. “Unit Franchisee” means a party to whom Licensee has licensed rights, pursuant to a Franchise Agreement, to establish and operate a Restaurant. PAT Direct Unit Franchisees are included within the definition of the term “Unit Franchisees.”

1.9.25. “Vittoria Agreements” means a Franchise Agreement entered into by and between Licensee and one of the Vittoria Parties in the form appended to this Agreement as Attachment D for the establishment and operation of a Restaurant in the PFSI Market.

1.9.26. “Vittoria Party” means Mr. Greg Thomarios, Vittoria, Inc., and/or Garrett Vittoria, Inc.

2.    TERM. The term of this Agreement shall start on the Effective Date and shall expire, unless sooner terminated, one hundred (100) years from the date hereof.

3.    LICENSEE’S OFFER AND SALE OF FRANCHISES.

Licensee understands and acknowledges that Licensor shall have the right to review and approve all activities in conjunction with the offer and sale of franchises, and changes to the terms of existing Franchise Agreements with PAT Direct Unit Franchisees, and that Licensor shall also have the right to determine the details and characteristics of the System. Licensee also acknowledges and agrees that the terms and conditions set forth below also apply with respect to any “company-owned” or “company-operated” Restaurants established by Licensee and/or its affiliates.

3.1. New Unit Franchisees. Licensee shall not enter into a Franchise Agreement with a prospective Unit Franchisee unless and until Licensee has received Licensor’s written approval of such prospective Unit Franchisee, which shall neither be unreasonably withheld nor unduly delayed. Before entering into any agreement with a prospective Unit Franchisee, Licensee shall submit to Licensor a copy of the UFOC receipt signed on behalf of such prospective Unit Franchisee, along with a unit franchise application in the form reasonably prescribed by Licensor, which form shall disclose, without limitation, details concerning the prospective Unit Franchisee and its principals and the prospective Unit Franchisee’s personal and corporate financial statements. Nothing in this Section 3.1 shall prevent Licensee from entering into one or more Vittoria Agreements.

3.2. Proposed Sites. Licensee shall not approve a proposed site for the establishment and operation of a Restaurant without Licensor’s prior written approval of said site. Licensee agrees to submit to Licensor such information as Licensor may reasonably request concerning the proposed site of each prospective Restaurant. Furthermore, in no event shall Licensee grant any prospective Unit Franchisee any protected area, restricted radius, or other form of “exclusivity” without first obtaining Licensor’s prior written consent.

3.3. Design. Licensor will, from time to time, establish design, appearance and trade dress standards for the System and Licensee will (and will cause its Unit Franchisees to) comply with such standards in connection with their development and operation of Restaurants hereunder; provided, however, that Licensee understands and agrees that: (a) any such standards shall not take into account design, architectural, zoning, and/or other legal requirements; and (b) as between Licensor and Licensee, Licensee shall be solely responsible for compliance with any such design, architectural, zoning, and/or other legal requirements pertaining to the standards. Nothing in this Section 3.3 shall require a PAT Direct Unit Franchisee to renovate its Restaurant if Licensee does not have the right to require that PAT Direct Unit Franchisee to do so under the terms of that PAT Direct Unit Franchisee's Franchise Agreement in force as of the date of this Agreement; however, Licensee agrees to make commercially reasonable efforts to convince any such PAT Direct Unit Franchisees without a renovation obligations to renovate their Restaurants at reasonable intervals in order to meet the then-current System standards.

3.4. Transfers. Licensee shall not approve any proposed Transfer without Licensor’s prior written approval therefor, which shall neither be unreasonably withheld nor unduly delayed. Licensor’s approval may be conditioned on the receipt of such information concerning the transaction and the proposed transferee as Licensor may reasonably request, including, but not limited to, information that would be required in connection with a prospective Unit Franchisee under Section 3.1 above.

3.5. Inspections. Licensor shall have the right, but not the obligation, to conduct on-site visits or inspections in carrying out it rights and obligations under this Agreement. If Licensor exercises its rights under this Section 3.5 without providing prior notice to Licensee and the Unit Franchisee, then Licensor agrees to advise Licensee contemporaneously with conducting such inspections.

3.6. No Changes to the Franchise Agreement. Licensee shall not make any changes, amendments, or other revisions to the form of Franchise Agreement appended to the then-current form of UFOC prepared by Licensee without Licensor’s prior written approval of said changes. Nothing in this Section 3.6 shall prevent Licensee from entering into one or more Vittoria Agreements.

3.7. The Restaurants and the Unit Franchisees.

3.7.1. Licensee acknowledges and agrees that every detail of the appearance and operation of the Restaurants is important to Licensor, Licensee, and Unit Franchisees in order to develop and maintain superior operating standards, to increase the demand for services and products sold by the Restaurants, and to protect Licensor’s reputation and goodwill.

3.7.2. In addition to and not in place of other provisions of this Agreement, Licensee agrees that Licensee shall fulfill all of the duties of the “Franchisor” under each Franchise Agreement executed pursuant to this Agreement and shall use commercially reasonable efforts to maintain compliance by each Unit Franchisee under, and enforce, each Franchise Agreement according to the terms and conditions thereof; and Licensee further agrees that it shall comply with the terms of each Franchise Agreement; however, Licensee agrees that it shall not, without Licensor’s prior written consent:

3.7.2.1. Approve a proposed site for any Restaurant;

3.7.2.2. Approve the use of any supplies, fixtures, furnishings, signs, equipment, interior or exterior design, or methods of operation not specified in the Manuals or otherwise approved in writing by Licensor;

3.7.2.3. Approve or disapprove suppliers to the Restaurant;

3.7.2.4. Approve the sale in a Restaurant of any product or service that has not previously been approved in writing by Licensor, or which has been disapproved by Licensor for sale in the Restaurants;

3.7.2.5. Permit any Unit Franchisee to engage in any action or make any use of the Proprietary Marks other than in compliance with the terms of Section 5.1 below (as if terms applied to the Unit Franchisee);

3.7.2.6. Approve any advertising or promotional materials proposed to be used, or marketing plans proposed to be implemented, by a Unit Franchisee; or

3.7.2.7. Permit (with knowledge thereof) any deviation by a Unit Franchisee from Licensor’s standards, specifications, or procedures as set forth in the Manuals or otherwise in writing by Licensor.

3.8. Unit Franchise Fees. Licensee shall be responsible for the collection of all royalties and initial franchise fees due pursuant to each Franchise Agreement. Licensee shall not be obligated to pay any portion of those fees to Licensor.

3.9. Dealing with Unit Franchisees and Prospective Unit Franchisees. In all dealings and contacts with Unit Franchisees and prospective Unit Franchisees, Licensee shall do each of the following:

3.9.1. Make no representations that conflict with the terms and conditions of this Agreement, the Franchise Agreement, the Manual, or other related documents. Any document prepared by Licensee for the purpose of complying with any federal or state law or otherwise concerning the offer and sale of franchises, and any advertisement proposed to be used for the purpose of promoting the sale of franchises, shall be submitted to Licensor before such document is filed with a government authority and/or used by Licensee.

3.9.2. Not use any document or material in connection with the offer or solicitation of Unit Franchisees unless and until such proposed promotional material has been submitted to Licensor and Licensor has given its prior written approval thereof.

3.9.3. Carefully screen and evaluate prospective Unit Franchisees pursuant to the standards prescribed by Licensor, and prepare and submit to Licensor a written report in the form prescribed by Licensor for each prospective Unit Franchisee deemed qualified by Licensee, including any materials which may be required under Section 3.1 above and a site analysis prepared by Licensee concerning the location proposed by such prospective Unit Franchisee for the establishment of a Restaurant.

3.10. Obligations as to Unit Franchisees. For each Unit Franchisee, Licensee shall:

3.10.1. Provide an initial training program to a principal of each Unit Franchisee and any person hired by each Unit Franchisee for the position of Restaurant manager, and such other courses, seminars, and training programs for Unit Franchisees and their employees as may be prescribed by Licensor from time to time.

3.10.2. Provide plans and specifications for each Restaurant for the construction of the Restaurant and for the exterior and interior design and layout, fixtures, furnishings, equipment, and signs.

3.10.3. Review the proposed location of each Restaurant to be established by a Unit Franchisee (as provided in the Franchise Agreement) and provide to Licensor a written report concerning each such proposed location.

3.10.4. Provide advice and consultation with regard to equipping the Restaurant, grand-opening assistance, and such periodic and continuing assistance as Unit Franchisee may reasonably request and as may be prescribed by Licensor.

3.10.5. Monitor (and submit to Licensor, at Licensor’s request, written reports on such form as Licensor shall provide and at such time as Licensor may request) and, upon Licensor’s request, promptly take all steps necessary to remedy the following:

3.10.5.1. Any apparent deficiencies and problems concerning the uniformity and quality of service provided by the Unit Franchisee;

3.10.5.2. Any apparent opportunities for the Unit Franchisee to improve its performance;

3.10.5.3. Any apparent deviations from Licensor’s operating procedures, standards, and specifications or from proper usage of the Proprietary Marks;

3.10.5.4. Any apparent violations of the Franchise Agreement; and

3.10.5.5. Any apparent violations of applicable laws, rules, or regulations.

3.10.6. Supply menu items, products, and services to Unit Franchisees as have been prescribed by Licensor in the Manuals or otherwise.

3.11. Laws Pertaining to Franchising and Licensing. Licensee shall comply with any and all federal and state laws and regulations that apply to the offer and sale of franchises as well as the relationship between a Licensor and its franchisees, and Licensee shall timely obtain any and all government approvals and/or registrations necessary for the full and proper conduct of the business contemplated hereunder.

3.11.1. Any documents necessary to be prepared to comply with said laws (whether or not filed with government authorities), including but not limited to the UFOC, shall be submitted to Licensor for Licensor’s prior written approval before Licensee may use such documents and/or submit them to a government authority for approval or otherwise. Licensee shall forward to Licensor copies of all such government approvals, receipts, exemptions, and/or registrations obtained pursuant to this Section within ten (10) days of receipt thereof.

3.11.2. Licensee shall have the right to require Licensee to include such information and/or disclaimers with respect to the relationship between Licensee and Licensee as Licensee may reasonably require.

3.11.3. As used in this Agreement, the term “UFOC” means the Uniform Franchise Offering Circular prepared in the then-current form and format required under the Federal Trade Commission Franchise Rule and any applicable state franchise laws.

3.12. Sublicensing. In its agreements and relationship with Unit Franchisees, including but not limited to its licensing of the Proprietary Marks to Unit Franchisees, Licensee shall not take any action, tolerate or permit any action or use of Proprietary Marks, or otherwise include in its agreements any provision that is inconsistent with the provisions of this Agreement.

4.    VENDOR RELATIONSHIPS AND REBATES.

4.1. Existing Relationships. Licensee and Licensor shall have separate and independent relationships with suppliers to the System, including but not limited to any financial terms, Rebates, and related matters; provided, that:

4.1.1. If it should be necessary to license the supplier’s use of the Proprietary Marks, only Licensor shall have the right to do so;

4.1.2. Licensor and Licensee shall cooperate with one another so that, to the extent possible, they will seek to aggregate their respective purchases (and those of their respective franchisees) in order to maximize volume discounts, vendor rebates, and other beneficial treatment; and

4.1.3. Licensor shall have the sole right to designate and/or approve the identity of all suppliers to the System.

4.1.3.1. Licensor may approve suppliers and producers of Products, food items, ingredients, supplies, materials, and other products that meet its standards and requirements including, but not limited to, standards and requirements relating to product quality, prices, consistency, reliability, financial capability, labor and customer relations. Licensee shall purchase (and designate for purchase in the portion of the System that Licensee operates and licenses to Unit Franchisees) all Products, food items, ingredients, supplies, materials, and other products used or offered for sale at the Restaurant solely from suppliers (including manufacturers, producers, and other sources) who demonstrate, to the continuing reasonable satisfaction of Licensor, the ability to meet Licensor’s then-current standards and specifications for such items; who possess adequate quality controls and capacity to supply Licensee’s needs promptly and reliably; whose approval would enable the System, in Licensor’s sole opinion, to take advantage of marketplace efficiencies; and who have been approved in writing by Licensor prior to any purchases by Licensee from any such supplier, and have not thereafter been disapproved (collectively, “Approved Suppliers”). Approval of a supplier may be conditioned on requirements relating to the frequency of delivery, standards of service, including prompt attention to complaints, or other criteria, and concentration of purchases, as set forth above, and may be temporary pending a further evaluation of such supplier by Licensor.

4.1.3.2. Licensor shall have the right to approve a single supplier as an Approved Supplier for any product or special equipment and may designate an Approved Supplier as to certain products. Licensor shall have the right to concentrate purchases with one or more suppliers to obtain lower prices and/or the best advertising support and/or services for any group of Restaurants franchised or operated by Licensor. Licensor may from time to time modify the list of Approved Suppliers, and Licensee shall not, after receipt of written notice of such modification, order any Products or other items from any supplier which is no longer an Approved Supplier.

4.1.3.3. If Licensee desires to purchase any products from an unapproved supplier, Licensee shall submit to Licensor a written request for such approval. Licensee shall not purchase from any supplier until, and unless, such supplier has been approved in writing by Licensor. Licensor shall have the right to require that its representatives be permitted to inspect the supplier’s facilities, and that samples from the supplier be delivered, either to Licensor or to an independent laboratory designated by Licensor for testing. A charge not to exceed Licensor’s actual reasonable cost of the inspection and the actual cost of the test shall be paid by Licensee or the supplier. Licensor shall also have the right to require that the supplier comply with such other requirements as Licensor may deem appropriate, including payment of reasonable continuing inspection fees and administrative costs, or other payment to Licensor by the supplier on account of their dealings with Licensee and other Licensees, for use, without restriction (unless instructed otherwise by the supplier) and for services that Licensor may render to such suppliers. Licensor reserves the right, at its option, to reinspect from time to time the facilities and products of any such approved supplier and to revoke its approval upon the supplier’s failure to continue to meet any of Licensor’s then-current quality-control and quality-related criteria. Nothing in the foregoing shall be construed to require Licensor to approve any particular supplier, nor to require Licensor to make available to prospective suppliers, standards and specifications for formulas that Licensor deems confidential. Licensor’s approval of any Approved Supplier is not and shall not be a warranty on the part of Licensor as to the safety, fitness, or merchantability of any of the Products or other materials supplied by any Approved Supplier.

4.1.3.4. Licensor may establish Licensor or affiliate owned and operated food commissaries, which Licensor may designate as one of (or the only) Approved Supplier.

4.1.3.5. It shall be Licensee’s sole responsibility to arrange for distribution of Products to its Unit Franchisees.

4.2. Relationships with Suppliers. Licensor shall not control the terms of Licensee’s relationships with its vendors, and neither shall Licensee control the terms of Licensor’s relationships with its vendors. Without limiting the foregoing, both Licensor and Licensee agree to timely disclose to each other the terms of their relationships with their respective vendors (including, without limitation, product pricing and rebates or other allowances).

4.3. Rebates. Notwithstanding Section 4.1 above, the parties agree that Licensor shall pay Licensee fifty percent (50%) of any Rebates that Licensor receives from Vendors for sales of the Selected Items by Vendors to Co-Branded Units during the Initial Period. As used in this Section 4, the following terms have the following meanings:

4.3.1. “Initial Period” means the one (1) year period following the Effective Date hereof.

4.3.2. “Rebate” means any payment to Licensor (or a related advertising/marketing fund) from the Vendor on account of the sale of Selected Items to a Co-Branded Restaurant.

4.3.3. “Vendor” means the food item manufacturers that are manufacturing and selling the Selected Items to the Co-Branded Units during the Initial Period.

4.3.4. “Selected Items” means only the following Arthur Treacher’s products: (a) hush puppy mix (currently supplied by Griffith Laboratories); (b) fish batter mix (currently supplied by Griffith Laboratories); (c) frozen fish wedges (currently supplied by Odyssey Enterprises); (d) clam strips (currently supplied by SeaWatch International); and (e) shrimp (currently supplied by King & Prince Seafood Corporation).

5.    THE PROPRIETARY MARKS.

5.1. Use and Licensing of the Marks. With respect to Licensee’s use and licensing of the Proprietary Marks, in addition to the other provisions of this Agreement, Licensee agrees that:

5.1.1. Licensee shall use only the Proprietary Marks designated by Licensor, and shall use them only in the manner authorized and permitted by Licensor.

5.1.2. Licensee shall use the Proprietary Marks only for the operation of the Restaurants and only at the locations authorized under the Franchise Agreements, or in Licensor-approved advertising for the businesses conducted at or from those locations.

5.1.3. Unless otherwise authorized or required by Licensor, Licensee shall operate and advertise the Restaurant only under the names “ARTHUR TREACHER’S”, or “ARTHUR TREACHER’S FISH AND CHIPS”, without prefix or suffix.

5.1.4. During the term of this Agreement, Licensee and its Unit Franchisees shall identify themselves (in a manner reasonably acceptable to Licensor) as the owner of the Restaurants in conjunction with any use of the Proprietary Marks, including, but not limited to, uses on invoices, order forms, receipts, and contracts, as well as the display of a notice in such content and form and at such conspicuous locations on the premises of the Restaurants as Licensor may designate in writing.

5.1.5. Licensee’s right to use the Proprietary Marks is limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute an infringement of Licensor’s rights.

5.1.6. Licensee shall not use the Proprietary Marks to incur any obligation or indebtedness on behalf of Licensor.

5.1.7. Licensee shall not use any of the Proprietary Marks as part of its corporate or other legal name, or as part of any e-mail address, domain name, or other identification of Licensee in any electronic medium.

5.1.8. Licensee shall execute any documents deemed necessary by Licensor or its counsel to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability.

5.1.8.1. Licensee shall promptly notify Licensor of any suspected infringement of the Proprietary Marks, any challenge to the validity of the Proprietary Marks, or any challenge to Licensor’s ownership of, or Licensee’s right to use, the Proprietary Marks licensed hereunder. Licensee acknowledges that Licensor shall have the sole right to initiate, direct, and control any administrative proceeding or litigation involving the Proprietary Marks, including any settlement thereof. Licensor shall also have the sole right, but not the obligation, to take action against uses by others that may constitute infringement of the Proprietary Marks.

5.1.8.2. Provided that Licensee has used the Proprietary Marks in accordance with this Agreement, Licensor shall defend Licensee at Licensor’s expense against any third party claim, suit, or demand involving the Proprietary Marks arising out of Licensee’s use thereof. Licensor shall have the sole right to determine whether Licensee has or has not used the Proprietary Marks in accordance with this Agreement, and if Licensor determines that Licensee’s use of the Proprietary Marks is not in accordance with this Agreement, then Licensor shall defend Licensee, at Licensee’s expense (which Licensee agrees to pay promptly upon demand from Licensor), against such third party claims, suits, or demands.

5.1.8.3. If Licensor undertakes the defense or prosecution of any litigation relating to the Proprietary Marks, Licensee shall execute any and all documents and do such acts and things as may, in the opinion of counsel for Licensor, be necessary to carry out such defense or prosecution, including, but not limited to, becoming a nominal party to any legal action. Except to the extent that such litigation is the result of Licensee’s use of the Proprietary Marks in a manner inconsistent with the terms of this Agreement, Licensor agrees to reimburse Licensee for its out of pocket costs in doing such acts and things, except that Licensee shall bear the salary costs of its employees, and Licensor shall bear the costs of any judgment or settlement.

5.2. Acknowledgements. Licensee expressly understands and acknowledges that:

5.2.1. Licensor is the owner of all right, title and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them.

5.2.2. The Proprietary Marks are valid and serve to identify the System and those who are authorized to operate under the System.

5.2.3. Licensee shall not directly or indirectly contest the validity or Licensor’s ownership of the Proprietary Marks, nor shall Licensee, directly or indirectly, seek to or assist any person in registering the Proprietary Marks with any government agency except with Licensor’s express prior written consent.

5.2.4. Licensee’s use and sublicensing of the Proprietary Marks does not give Licensee or any other party any ownership interest or other interest in or to the Proprietary Marks, except the license granted by this Agreement.

5.2.5. Any and all goodwill arising from Licensee’s use (and/or that of its Unit Franchisees) of the Proprietary Marks shall inure solely and exclusively to Licensor’s benefit, and upon expiration or termination of this Agreement and the license herein granted, no monetary amount shall be assigned as attributable to any goodwill associated with Licensee’s use and sublicensing (and/or Unit Franchisees’ use) of the System or the Proprietary Marks.

5.2.6. The right and license of the Proprietary Marks granted to Licensee under this Agreement is non-exclusive, and Licensor thus has and retains the rights, among others:

5.2.6.1. To use the Proprietary Marks itself in connection with selling products and services;

5.2.6.2. To grant other licenses for the Proprietary Marks, in addition to those licenses that have already been granted;

5.2.6.3. To develop and establish other systems using the same or similar Proprietary Marks, or any other proprietary marks, and to grant licenses or franchises thereto without providing any rights therein to Licensee.

5.2.7. The provisions of Section 5.2.6 above are not meant to, and shall neither be interpreted nor construed to, diminish any of Licensee’s rights under Section 1.1 or 1.3 above.

5.3. Substitution. Licensor reserves the right to substitute different Proprietary Marks for use in identifying the System and the businesses operating thereunder if Licensor’s currently owned Proprietary Marks no longer can be used, or if Licensor determines that substitution of different Proprietary Marks will be beneficial to the System. Nothing in this Section 5.3 shall require a PAT Direct Unit Franchisee to change its Proprietary Marks if Licensee does not have such right under the terms of that PAT Direct Unit Franchisee's Franchise Agreement in force as of the date of this Agreement; however, Licensee agrees to make commercially reasonable efforts to convince any such PAT Direct Unit Franchisees to update, refresh, or otherwise change its Proprietary Marks at reasonable intervals in order to meet the then-current System standards.

6.    ADVERTISING.

6.1. General. All advertising and promotion by Licensee (and/or any Unit Franchisees) shall be in such media, and of such type and format as Licensor may approve; shall be conducted in a dignified manner; and, shall conform to such standards and requirements as Licensor may specify. Licensee shall not use, permit, or fail to disapprove any of its Unit Franchisees’ use of any advertising or promotional plans or materials unless and until Licensee has received written approval from Licensor as provided in Section 6.2 below. Without limiting the generality of the foregoing, Licensee specifically agrees it shall not engage in (nor shall Licensee permit any other party and/or fail to disapprove any of its Unit Franchisees’) advertising, marketing and/or other promotional activity that is not: (a) in accordance with the terms of this Agreement; (b) inside the PFSI Market; and/or (c) relating specifically to a PAT Direct Franchisee.

6.2. Approval. For all proposed advertising and promotional plans intended to be used by Licensee and/or by a Unit Franchisee, Licensee shall submit samples of such materials and details of such plans to Licensor’s Advertising Designee for Licensor’s prior written approval. If written approval is not received by Licensee from Licensor within seven (7) days of the date of receipt by Licensor of such samples or materials, Licensor shall be deemed to have approved them.

6.2.1. For the purpose of this Section 6.2, the term “Advertising Designee” shall mean: (a) Ms. Terry Kalish at Licensor’s offices; or (b) such other individual that Licensor may designate in writing to Licensee with at least ten (10) days prior written notice.

6.2.2. If Licensor has not disapproved of proposed advertising samples or materials within the seven-day period noted above, and such proposed advertising samples or materials are therefore deemed “approved” under the terms set forth above, Licensor shall nonetheless have the right thereafter to notify Licensee that the proposed advertising samples or materials are disapproved; and if Licensor does so, Licensor shall compensate Licensee and/or the Unit Franchisees for the cost of replacing advertising samples or materials in reasonable quantities that were produced in reliance on any such implied approval.

6.2.3. Once proposed advertising samples or materials have been submitted to Licensor for review and either expressly approved or impliedly approved, said advertising samples or materials need not be resubmitted to Licensor.

6.2.4. Upon submission to Licensor, the proposed advertising and any copyrights in the proposed advertising shall become the property of Licensor, and Licensee agrees to sign and, where so requested, cause to be signed, such documents as may be necessary in order to implement this provision.

6.3. Materials. Licensor shall make available to Licensee from time to time, at Licensee’s expense, advertising plans and promotional materials, including newspaper mats, coupons, merchandising materials, sales aids, point-of-purchase materials, special promotions, direct mail materials, community relations programs, and similar advertising and promotional materials. To the extent that these items are sold by Licensor, Licensor shall make them available to Licensee and the Unit Franchisees on the same terms as are generally available to Licensor’s franchisees (however, this clause shall not be deemed to constitute a most favored nations clause).

6.4. Websites.

6.4.1. Licensee specifically acknowledges and agrees not to operate a Consumer Website (as defined below).

6.4.2. Licensee shall have the right to operate a Franchise Website (as defined below); provided that Licensee has obtained Licensor’s prior written approval of the content of said Franchise Website and the domain name or other electronic address at which said Franchise Website is operated. Licensor hereby grants its approval to Licensee’s use of the domain name <www.trufoods.com> for a Franchise Website.

6.4.3. Definitions.

6.4.3.1. “Consumer Website” shall mean a Website at which consumers can obtain information about Licensee, the Unit Franchisees, and the Restaurants operated by Unit Franchisees.

6.4.3.2. “Franchise Website” shall mean a Website at which a person seeking information about entering into a Franchise Agreement with Licensee for operation of a Restaurant in the PFSI Market is able to seek information and make an application to become a franchisee.

6.4.3.3. “Website” means an interactive electronic document, contained in a network of computers or other electronic devices, linked by communications software or other technology. The term Website includes, but is not limited to, Internet, intranet, extranet, e-mail, and World Wide Web home pages.)

7.    CONFIDENTIAL INFORMATION

7.1. Each party understands and agrees that during the term of this Agreement it may be furnished with or otherwise have access to non-public information that the other party considers to be of a confidential, proprietary, or trade secret nature, including but not limited to business and marketing plans, as well as other know-how of the Licensor, whether in tangible or intangible form, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically, or in writing (collectively, the “Confidential Information”). The receiving party agrees to secure and protect the other party’s Confidential Information in a manner consistent with the maintenance of the other party’s rights therein, using at least as great a degree of care as the receiving party uses to maintain the confidentiality of its own confidential information of a similar nature or importance, but in no event using less than reasonable efforts. Neither party will sell, transfer, publish, disclose, or otherwise use or make available any portion of the Confidential Information of the other party to third parties, except to those of its directors, officers, employees or attorneys who clearly have a need-to-know the same, in furtherance of the specific purposes of this Agreement and as expressly authorized in this Agreement. All such disclosures shall be subject to all of the terms and conditions of this Agreement, and the party making such disclosures to such directors, officers, employees and/or attorneys shall be fully responsible for ensuring the compliance of all such parties with the terms and conditions of this Agreement. Nothing in this Agreement shall be deemed to obligate either party to disclose any Confidential Information to the other, or to accept any Confidential Information from the other.

7.2. The parties acknowledge that any failure to comply with the requirements of this Section 7 will cause the non-defaulting party irreparable injury, and the each party agrees to pay all court costs and reasonable attorneys’ fees incurred by the prevailing party in obtaining specific performance of, or an injunction against violation of, the requirements of this Section 7.

8.    INSURANCE AND INDEMNIFICATION.

8.1. Licensee’s Indemnity. Licensee agrees that it shall defend, indemnify, hold harmless the Nathan’s Parties against any and all Claims, as well as all of the costs, including but not limited to attorneys’ fees, of defending against them.

8.1.1. “Claims” means all claims, lawsuits, actions, losses, obligations and damages directly or indirectly arising out of the operation of Licensee’s business conducted pursuant to this Agreement, whether or not caused by Licensee’s negligent or willful action or failure to act. Claims includes, but are not limited to, matters that arise directly or indirectly from, as a result of, or otherwise in connection with Licensee’s failure to comply with the terms of this Agreement, Licensee’s offer and sale of franchises, Licensee’s contact with and relationship to prospective Unit Franchisees, Unit Franchisees, prospective transferees, and suppliers to the System, Licensee’s conduct under the Franchise Agreements, Licensee’s ownership and/or operation of any Restaurants, Licensee’s contact with and relationship to franchisees operating Co-Branded Units (with respect to events that took place on or before the Effective Date), and Licensee’s compliance with applicable laws.

8.1.2. “Nathan’s Parties” means Licensor, its corporate parents and affiliates, and their respective past, present, and future officers, directors, employees, franchisees, and agents.

8.2. Licensor’s Indemnity. Licensor agrees that it shall defend, indemnify, hold harmless the Licensee Parties against any and all Assertions as well as all of the costs, including but not limited to attorneys’ fees, of defending against them.

8.2.1. “Assertions” means all claims, lawsuits, actions, losses, obligations and damages directly or indirectly arising out of the operation of Licensor’s business conducted pursuant to this Agreement, whether or not caused by Licensor’s negligent or willful action or failure to act. Assertions include, but are not limited to, matters that arise directly or indirectly from, as a result of, or otherwise in connection with Licensor’s failure to comply with the terms of this Agreement, Licensor’s offer and sale of franchises, Licensor’s contact with and relationship to its own prospective franchisees (not Unit Franchisees or prospective Unit Franchisees), and suppliers to the System, Licensor’s conduct under the franchise agreements with its own franchisees, Licensor’s ownership and/or operation of any Restaurants, Licensor’s contact with and relationship to franchisees operating Co-Branded Units (with respect to events that took place after the Effective Date), and Licensor’s compliance with applicable laws.

8.2.2. “Licensee Parties” means Licensee, its corporate parents and affiliates, and their respective past, present, and future officers, directors, employees, franchisees, and agents.

8.3. Insurance. Licensee shall maintain such insurance policies (containing such limits and other terms) as is customary and prudent for a restaurant system franchisor to maintain in the marketplace. Additionally, Licensee shall maintain such other insurance policies (containing such limits and other terms) as Licensor may deem advisable. If requested by Licensor, all such policies shall name Licensor and its affiliates as additional insureds.

9.    TRANSFER OF INTEREST.

9.1. Transfer by Licensor: Licensor shall have the right to Transfer all or any part of its rights or obligations herein to any person or legal entity.

9.2. Transfer by Licensee. Licensee understands and acknowledges that the rights and duties set forth in this Agreement are personal to Licensee, and that Licensor has granted the rights hereunder in reliance on the business skill, financial capacity, and personal character of Licensee or the owners of Licensee. Accordingly, neither Licensee nor any immediate or remote successor to any part of Licensee’s interest in this franchise, nor any individual, partnership, corporation, or other legal entity which directly or indirectly owns any interest in this franchise shall make a Transfer without Licensor’s prior written consent (which consent shall not be unreasonably withheld). Any purported assignment or Transfer, by operation of law or otherwise, not having the written consent of Licensor shall be null and void and shall constitute a material breach of this Agreement, for which Licensor may terminate this Agreement and all rights hereunder without opportunity to cure pursuant to Section 10 below.

9.3. Offer of Securities by Licensee: All materials required for any offer or sale of securities of Licensee (or any entity that owns or is affiliated with Licensee) by federal or state law shall be submitted to Licensor for review, reasonable approval, and consent, prior to their being filed with any government agency; and any materials to be used in any exempt offering shall be submitted to Licensor for review, approval, and consent prior to their use. No such offering shall imply (by use of the Proprietary Marks or otherwise) that Licensor is participating as an underwriter, issuer, or offeror of Licensee’s or Licensor’s securities; and Licensor’s review of any offering shall be limited solely to the subject of the relationship between Licensee and Licensor. Licensee and the other participants in the offering shall fully indemnify Licensor in connection with the offering. For each proposed offering, Licensee shall reimburse Licensor for Licensor’s costs (including, but not limited to, legal and accounting fees) in an amount of at least Seven Thousand Five Hundred Dollars ($7,500) associated with reviewing the proposed documents and offering. In addition, Licensee shall submit to Licensor an opinion of Licensee’s legal counsel (which shall be addressed to Licensor and in a form acceptable to Licensor) that the offering documents properly use the Proprietary Marks and accurately describe Licensee’s relationship with Licensor. Licensee shall give Licensor written notice at least thirty (30) days prior to the date of commencement of any offering or other transaction covered by this Section 9.3.

9.4. Special Provisions Relating to Existing Pledges. Licensee has advised Licensor that as of the date of this Agreement, Licensee already has in place arrangements with lenders as detailed below in Section 9.4.2 (the “Pledges”).

9.4.1. Licensor agrees not to object to said Pledges on the following terms and with the following understandings, which Licensee acknowledges and to which Licensee agrees: (a) Licensor’s agreement not to object to the Pledges is on the basis of Licensor’s understanding that all aspects of the Pledge that apply to the IP Assets, the Proprietary Marks, and the System have been released and that neither Pledge shall hereafter apply to said assets transferred to Licensor under the APA; and (b) Licensor’s agreement not to object to the Pledges shall in no way prevent or in any way restrict Licensor from exercising any of its rights under this Agreement (including but not limited to its rights under Sections 9.1-9.3 above) if a party holding a Pledge should foreclose upon and assume the position of Licensee under this Agreement.

9.4.2. The Pledges are:

9.4.2.1. A first position security interest granted to Porter Bridge Loan Co., Inc. for a term loan agreement; and

9.4.2.2. A second position security interest granted to David Alcalay for a term loan agreement.

10.    DEFAULT AND TERMINATION.

10.1. Automatic. Licensee shall be deemed to be in default under this Agreement, and all rights granted herein shall automatically terminate without notice to Licensee, if Licensee enters into liquidation (whether compulsory or voluntarily), or makes any arrangement or composition with its creditors or has a receiver appointed in respect of all or any part of its assets, or takes any similar action in consequence of debt.

10.2. With Notice. Licensee shall be deemed to be in default and Licensor may, at its option, terminate this Agreement and all rights granted hereunder, without affording Licensee any opportunity to cure the default, effective immediately upon receipt of notice by Licensee, upon the occurrence of any of the following events:

10.2.1. If Licensee at any time violates the territorial restrictions contained herein by operating or authorizing any third party to operate a Restaurant outside of the PFSI Market or in a Captive Market Location within the PFSI Market;

10.2.2. If any transfer is made without Licensor’s prior written consent, contrary to the terms of Section 9 above;

10.2.3. If Licensee, after curing a material default pursuant to Section 10.3 below, commits the same material default again within twelve (12) months, whether or not cured after notice; and

10.2.4. If, under Section 10.3 hereof, Licensee is repeatedly in default for failure to comply substantially with any of the material requirements imposed by this Agreement, whether or not cured after notice. For the purpose of this Section 10.2.4, “repeatedly” shall mean three or more times in one year.

10.3. With Notice and Opportunity to Cure. Except as provided in Sections 10.1 and 10.2 above, Licensor may terminate this Agreement only by giving written notice of termination stating the nature of such default to Licensee at least thirty (30) days prior to the effective date of termination. Licensee may avoid termination by immediately initiating a remedy to cure such default and curing it to Licensor’s reasonable satisfaction within the thirty-day period and by promptly providing proof thereof to Licensor. If any such default is not cured within the specified time, this Agreement shall terminate without further notice to Licensee, effective immediately upon the expiration of the specified time period. Licensee shall be in default hereunder for any failure to comply with any of the requirements imposed by this Agreement, or any failure to carry out the terms of this Agreement in good faith.

10.4. -No Rights or Remedies are Exclusive. No right or remedy herein conferred upon or reserved to Licensor is exclusive of any other right or remedy provided or permitted by law.

11.    OBLIGATIONS UPON TERMINATION OR EXPIRATION

Upon termination or expiration of this Agreement, all of the rights granted to Licensee under this Agreement shall immediately terminate and:

11.1. The Franchise Agreements. Licensor shall have the right, but not the obligation, to either assume Licensee’s rights under some or all of the Franchise Agreements then in effect with regard to the Restaurants operated pursuant to such Franchise Agreements, or terminate such Franchise Agreements, pursuant to the terms thereof. If Licensor chooses, in its sole discretion, to exercise its right to assume Licensee’s rights under any Franchise Agreement pursuant to this Section 11.1, Licensee shall: (a) in no way be relieved of its obligations under such Franchise Agreements, including, without limitation, amounts owed to or obligations assumed on behalf of the Unit Franchisees; and (b) execute and deliver to Licensor such documents as Licensor may request in order to implement this Section 11.1. Unless (and only to the extent that) Licensor assumes Licensee’s obligations under one or more of the Franchise Agreements, Licensor shall have no obligation or responsibility to any of the Unit Franchisees.

11.2. Cessation of Operations. Licensee shall immediately cease to operate any company-owned Restaurants, and shall immediately cease to solicit or provide service to Unit Franchisees, and shall not at any time thereafter, directly or indirectly, represent to the public or hold itself out as a present or former franchisee, developer, Licensee, or any other relation to Licensor, the Proprietary Marks, the System, and/or the Products.

11.3. Activities with Respect to Unit Franchisees. Licensee: (a) shall immediately cease to solicit prospective Unit Franchisees and have contact with existing Unit Franchisees; (b) shall not enter into any Franchise Agreements with new Unit Franchisees nor any amendments to Unit Franchisee Agreements with then-existing Unit Franchisees; and (c) shall not exercise any right or perform any obligation under the Franchise Agreements except with Licensor’s express prior written consent in each such instance.

11.4. Cease Use of Intellectual Property. Licensee shall immediately and permanently cease to use, in any manner whatsoever:

11.4.1. Any trade secrets, confidential methods, procedures, and techniques associated with the System;

11.4.2. The Proprietary Marks and all other proprietary marks and distinctive forms, slogans, signs, symbols, and devices associated with the System, including, without limitation:

11.4.2.1. All signs, advertising materials, displays, stationery, forms, and any other articles which display or make any reference to the Proprietary Marks; and

11.4.2.2. Any and all references whatsoever to Licensor, the Proprietary Marks, any other mark owned by Licensor, the System, and/or Licensee’s status as a former Licensee.

11.5. Premises. Licensee shall make such modifications or alterations to the premises of each company-owned Restaurant (including, without limitation, the changing of the telephone numbers) immediately upon the termination or expiration of this Agreement as may be necessary to distinguish the appearance of the premises from that of restaurants under the System, and shall make such specific additional changes thereto as Licensor may reasonably request for that purpose.

11.6. No Use of Marks in Other Businesses. Licensee agrees, if it continues to operate or subsequently begins to operate any other business, not to use any reproduction, counterfeit, copy, or colorable imitation of the Proprietary Marks (nor any reference to the System, the Proprietary Marks, any other of Licensor’s marks, Licensor, or Licensee’s status as a former Licensee) in connection with either such other business or the promotion thereof, and further agrees not to use any designation of origin or description or representation that suggests, implies, or represents a past or present association or connection with Licensor, the System, the Proprietary Marks, or the Restaurants.

11.7. Damages. Licensee shall pay Licensor all damages, costs, and expenses, including reasonable legal fees, incurred by Licensor subsequent to the termination or expiration of this Agreement in obtaining injunctive or other relief for the enforcement of any provisions of this Section 11.

11.8. Return Manuals and Other Data. Licensee shall immediately deliver to Licensor all manuals, including the Manual (and any copies of the Manual, even if made in violation of this Agreement), in all media where recorded whatsoever, and all other records and reports, correspondence, and instructions containing trade secrets or confidential information of Licensor.

11.9. Return Documents. Licensee shall, at its own expense: (a) immediately deliver to Licensor any and all materials, agreements, amendments, correspondence, and records relating to the Franchise Agreements, Unit Franchisees, and any prospective Unit Franchisees with whom Licensee has had contact; (b) cooperate fully with Licensor, at Licensee’s expense, in any subsequent interaction between Licensor and the Unit Franchisees; and (c) cooperate fully with Licensor if Licensor (or its designee) seeks to be substituted as the Licensor under the Franchise Agreements. Licensee agrees to execute such documents as Licensor deems necessary in order to implement this Section 11.9.

12.    TAXES, PERMITS, AND INDEBTEDNESS

12.1. Taxes Imposed on Licensee. Licensee shall promptly pay when due all taxes levied or assessed, including, without limitation, sales taxes and payroll taxes, and all accounts and other indebtedness of every kind incurred by Licensee in the operation of its business (including but not limited to any company-owned Restaurants).

12.2. Tax Disputes. In the event of any bona fide dispute as to Licensee’s liability for taxes assessed or other indebtedness, Licensee may contest the validity or the amount of the tax or indebtedness in accordance with procedures of the taxing authority or applicable law, but in no event shall Licensee permit a tax sale or seizure by levy of execution or similar writ or warrant, or attachment by a creditor, to occur against Licensee and/or the premises of any company-owned Restaurant or any improvements thereon.

12.3. Permits. Licensee shall timely obtain any and all permits, certificates, or licenses necessary for the full and proper operation of each company-owned Restaurant, including, without limitation, licenses to do business, tax permits, and fire clearances.

12.4. Legal Actions with Possible Adverse Consequences. Licensee shall notify Licensor in writing within five (5) days after Licensee becomes aware of the commencement of any action, suit, or proceeding, and of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, which may adversely affect the operation or financial condition of any Restaurant.

13.    PARTIES -INDEPENDENT RELATIONSHIP

13.1. No Fiduciary Relationship. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them; that Licensee is an independent contractor, and that nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever.

13.2. No Franchise Relationship. It is understood and agreed by the parties that while both Licensor and Licensee will, in turn, enter into franchise agreements with their respective franchisees, the relationship between Licensor and Licensee is not a franchise, as there are no payments or other fees due from Licensee to Licensor.

13.3. Independent Contractor. During the term of this Agreement, the parties shall hold themselves out to the public as independent parties operating pursuant to this Agreement. Licensee agrees to take such actions as shall be necessary to that end including, without limitation, posting a conspicuous notice (in such form as may be reasonably acceptable to Licensor) that Licensee operates under a license from Licensor, on the premises of any company-owned Restaurants as well as in all contracts, checks, invoices, business stationery, etc., in which reference is made to the Proprietary Marks in any manner. Licensee further agrees to require its Unit Franchisees to meet similar requirements in connection with their operations and uses of the Proprietary Marks.

13.4. No Right to Bind Each Other. Nothing in this Agreement authorizes either party to make any contract, agreement, warranty, or representation on the other party’s behalf, or to incur any debt or other obligation in the other party’s name; and in no event shall one of the parties to this Agreement assume liability for, or be deemed liable as a result of, any such action, or by reason of any act or omission of the other party, or any claim or judgment arising therefrom.

14.    APPROVALS AND WAIVERS

14.1. Request for Approval. Whenever this Agreement requires Licensor’s prior approval or consent, Licensee shall make a timely written request to Licensor therefor and such approval or consent shall be obtained in writing. Licensor shall neither unreasonably withhold nor unduly delay its approval or consent.

14.2. No Waivers. No delay, waiver, omission, or forbearance on the part of Licensor to exercise any right, option, duty, or power arising out of any breach or default by Licensee under any of the terms, provisions, covenants, or conditions hereof shall constitute a waiver by Licensor to exercise any such right, option, duty, or power as against Licensee, or as to subsequent breach or default by Licensee. Subsequent acceptance by either party of any performance due to it hereunder shall not be deemed to be a waiver of any preceding breach of any terms, provisions, covenants, or conditions of this Agreement.

15.    NOTICES. Any and all notices required or permitted under this Agreement shall be in writing and shall be delivered by any means that affords the sender evidence of delivery or of attempted delivery, to the respective parties at the addresses designated on the signature page of this Agreement, unless and until a different address has been designated by written notice to the other party. Any notice by a means which affords the sender evidence of delivery, or rejected delivery, shall be deemed to have been given at the date and time of receipt or rejected delivery.

16.    SEVERABILITY AND CONSTRUCTION

16.1. Each Clause Severable. Except as expressly provided to the contrary herein, each portion, section, part, term, and/or provision of this Agreement shall be considered severable; and if, for any reason, any portion, section, part, term, and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such determination shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms, and/or provisions of this Agreement as may remain otherwise intelligible. The latter shall continue to be given full force and effect and bind the parties hereto, and the invalid portions, sections, parts, terms, and/or provisions shall be deemed not to be a part of this Agreement.

16.2. Consents. Provisions of this Agreement under which one party requires the consent of the other party before undertaking an action or doing a thing are not meant, and shall not be construed, to impose any obligation on the part of the party whose consent is sought except as otherwise stated in this Agreement.

16.3. No Third-Party Beneficiary Rights; No Rights Conferred on Others. This parties agree that this Agreement is not intended to, and shall not be deemed to, create, establish or in any way confer upon any person the right of a third party beneficiary or any similar such right. Except as expressly provided to the contrary herein, nothing in this Agreement is intended or shall be deemed to confer upon any person or legal entity other than Licensee, Licensor, Licensor’s officers, directors, and employees, and such of Licensee’s and Licensor’s respective successors and assigns as may be contemplated (and, as to Licensee, permitted) by Section 9 above, any rights or remedies under or by reason of this Agreement.

16.4. Provisions Meant to Survive Agreement. All covenants, obligations, and agreements hereunder that by their terms or by reasonable implication are to be performed, in whole or in part, after the termination or expiration of this Agreement, shall survive such termination or expiration.

16.5. Costs. Each party shall bear its own costs in complying with its obligations under this Agreement

16.6. Captions and Headings. The captions and headings in this Agreement are merely for the sake of convenient reference and shall not amend, modify, or have any effect whatsoever on the terms of this Agreement.

17.    ENTIRE AGREEMENT AND AMENDMENTS

17.1. Complete Agreement. This Agreement and the APA constitute the entire agreement between Licensor and Licensee concerning the subject matter hereof and supersede any and all prior agreements concerning the same subject matter. The parties agree that in deciding whether to enter into this Agreement, they did not rely on anything other than the words of this Agreement.

17.2. Amendment. Except for those permitted to be made unilaterally by Licensor hereunder, no amendment, change, or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

18.    APPLICABLE LAW

18.1. Choice of Law. This Agreement takes effect upon its acceptance and execution by Licensor, and shall be interpreted and construed exclusively under the laws of the State of New York which laws shall prevail in the event of any conflict of law (without regard to, and without giving effect to, the application of New York choice-of-law rules).

18.2. Choice of Venue. Subject to Sections 18.3 and 18.4 below, the parties agree that any action brought by either party in any court, whether federal or state, shall be brought only within such state and in the judicial district in which Licensor has its principal place of business. The parties agree that this Section shall not be construed as preventing either party from removing an action from state to federal court; provided, however, that venue shall be as set forth above. Licensee hereby waives all questions of personal jurisdiction or venue for the purpose of carrying out this provision. Any such action shall be conducted on an individual basis, and not as part of a consolidated, common, or class action.

18.3. Injunctions. Nothing contained in this Agreement shall bar either party’s right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

18.4. Parties Rights Are Cumulative. No right or remedy conferred upon or reserved to Licensor or Unit Franchisee by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

18.5. Waiver of Jury Trial. Licensor and Licensee irrevocably waive trial by jury in any action, proceeding, or counterclaim, whether at law or in equity, brought by either of them against the other, whether or not there are other parties in such action or proceeding.

18.6. Payment of Legal Fees. In any litigation between the parties, the parties agree that the prevailing party shall be entitled to recover its costs (including but not limited to lawyers’ fees) from the other party.

19.    ACKNOWLEDGMENTS

19.1. No Warranties or Guarantees. Each party expressly disclaims the making of any warranty or guarantee, express or implied, as to the potential volume, profits, or success of the business ventures that are contemplated by this Agreement.

19.2. Cooperation. Licensor and Licensee agree to cooperate reasonably and amicably with one another in terms of exchange and transfer of know-how and information concerning the System to Licensor, including for example meetings between the parties’ personnel, Licensor’s questions regarding the Manuals and the System, the and such other matters as may be necessary in order to implement the APA and this Agreement.

19.3. Representations and Warranties. Each party to this Agreement hereby represents and warrants to the other that: (a) the person signing this Agreement on such party’s behalf has been duly authorized to do so; (b) any and all corporate actions necessary to be taken in order to authorize entry into this Agreement have been duly taken; and (c) there are no other agreements, court orders, or other legal obligations that limit or prevent such party from negotiating, entering into, exercising its rights, and/or carrying out its responsibilities under this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly signed and delivered this Agreement in duplicate on the day and year first above written.

NF Treachers Corp. Licensor By: s/Eric Gatoff Name: Eric Gatoff Title: VP-Corporate Counsel	PAT Franchise Systems, Inc. Licensee By: s/Jeffrey Bernstein Name: Jeffrey Bernstein Title: President
Address for Notices: 1400 Old Country Road, Suite 400 Westbury, New York 11590 Attn: President Fax: 516.338.7220	Address for Notices: 1111 Marcus Avenue, Suite M27 Lake Success, New York 11042 Attn: President Fax: 516.918.3301

Attachments:

A - List of PAT Direct Unit Franchises

B - Development Schedule

C - Participation Agreement Transfer Agreement

D - Vittoria Agreement

Attachment A

List of PAT Direct Unit Franchises

[see two attached pages]

Attachment B

Development Schedule

The following number of Restaurants shall be open and in operation in each Sub-market - either by Licensee and/or one or more Unit Franchisees
By this Date	Washington, D.C.	Maryland	Northern New York	Virginia
September 30, 2007	Four (4)	Four (4)	Four (4)	Four (4)
March 31, 2009	Eight (8)	Eight (8)	Eight (8)	Eight (8)
March 31, 2010	Twelve (12)	Twelve (12)	Twelve (12)	Twelve (12)
March 31, 2011	Sixteen (16)	Sixteen (16)	Sixteen (16)	Sixteen (16)
March 31, 2012	Twenty (20)	Twenty (20)	Twenty (20)	Twenty (20)
March 31, 2013	Twenty-four (24)	Twenty-four (24)	Twenty-four (24)	Twenty-four (24)
March 31, 2014	Twenty-seven (27)	Twenty-seven (27)	Twenty-seven (27)	Twenty-seven (27)
March 31, 2015	Thirty (30)	Thirty (30)	Thirty (30)	Thirty (30)
March 31, 2016	Thirty-three (33)	Thirty-three (33)	Thirty-three (33)	Thirty-three (33)
March 31, 2017	Thirty-six (36)	Thirty-six (36)	Thirty-six (36)	Thirty-six (36)
March 31, 2018	Thirty-eight (38)	Thirty-eight (38)	Thirty-eight (38)	Thirty-eight (38)
March 31, 2019	Forty (40)	Forty (40)	Forty (40)	Forty (40)
March 31, 2020	Forty-two (42)	Forty-two (42)	Forty-two (42)	Forty-two (42)
March 31, 2021	Forty-four (44)	Forty-four (44)	Forty-four (44)	Forty-four (44)
Thereafter	Forty-four (44)	Forty-four (44)	Forty-four (44)	Forty-four (44)

Attachment C

Participation Agreement Transfer Agreement

February 28, 2006

PAT Franchise Systems, Inc.
1111 Marcus Avenue, Suite M27
Lake Success, New York 11042

NF Treachers Corp.
Nathan’s Famous Systems, Inc.
NF Roasters Corp.
Miami Subs USA, Inc.
1400 Old Country Road
Westbury, New York 11590

Re:    Transfer to NF Treachers Corp. of all Participation Agreements

Dear Sir or Madam:

Effective as of the date of this letter agreement, PAT Franchise Systems, Inc. (“PFSI”) hereby transfers to NF Treachers Corp. (“NFTC”) all of PFSI’s rights and obligations under the Participation Agreements (defined below), in conjunction with and in consideration for other agreements between the parties as of this same date.

Effective as of the date of this letter agreement:

(a) PFSI shall have no further entitlement to receive any fees, royalties, or other compensation under any of the Participation Agreements;

(b) PFSI shall no longer have any rights whatsoever under any Participation Agreement or any other agreement entered into with Nathan’s Famous Systems, Inc. (“NFSI”), NF Roasters Corp. (“NFR”), and Miami Subs USA, Inc. (“MSUSA”), or any of those companies’ respective franchisees (except with respect to a Franchise Agreement with such a franchisee for a stand-alone Arthur Treacher’s restaurant, without a Nathan’s Famous, Kenny Rogers Roasters, or Miami Subs operation); and

(c) NFTC shall assume PFSI’s obligations under the Participation Agreements, with PFSI’s express understanding and agreement that: (i) PFSI is and shall remain solely responsible for any and all obligations that arose prior to the date of this letter agreement; and (ii) PFSI shall indemnify and hold Licensor and its affiliates harmless in connection with same, as specified in the License Agreement between NFTC and PFSI of this same date.

The term “Participation Agreement” means an agreement among: (i) PFSI; (ii) Nathan’s Famous Systems, Inc. (“NFSI”), NF Roasters Corp. (“NFR”), and/or Miami Subs USA, Inc. (“MSUSA”); and (iii) a franchisee of NFSI, NFR, and/or MSUSA (the “NF Franchisee”); pursuant to which agreement the NF Franchisee was granted the right to also operate its franchised Nathan’s Famous, Miami Subs, and/or Kenny Rogers Roasters franchised restaurant under the Arthur Treacher’s name and to sell Arthur Treacher’s products in said franchised restaurant.

Acknowledged and agreed, as of this 28th day of February 2006.

PAT Franchise Systems, Inc.	NF Treachers Corp.

By: Printed Name: Title:	By: Printed Name: Title:
Nathan’s Famous Systems, Inc.	NF Roasters Corp.

By: Printed Name: Title:	By: Printed Name: Title:

Miami Subs USA, Inc.

By: Printed Name: Title:

Attachment D

Form of Vittoria Agreement

[see attached pages]